Exhibit 10.3

PRIVATE & CONFIDENTIAL

January 26, 2022

Ms. Cielo Maria Hernandez

9 Gladwynne Terrace

Moorestown, NJ 09057

Re:	Transition and Separation from Employment

Dear Cielo:

As we have discussed, you are resigning your employment with XL Fleet Corp. (the “Company”) effective January 31, 2022 (the “Separation Date”). The purpose of this letter agreement (the “Transition and Separation Agreement”) is to set forth the terms of your separation from the Company. Provision of the Separation Benefits described in Section 3 of this Agreement is contingent on your agreement to and compliance with the terms of this Agreement, as set forth below. You have twenty-one (21) calendar days to review this Agreement and sign it if you wish. This Agreement shall become effective on the eighth (8th) day following the date on which you sign it (the “Effective Date”).

1. Transition Period; Employment Status. Your employment with the Company shall end on the “Separation Date. The period between the execution of this Transition and Separation Agreement and your Separation Date shall be referred to as the “Transition Period.” You agree that at all times during your employment with the Company, you must remain professional and agree to faithfully, diligently and to the best of your abilities undertake and perform all duties and responsibilities in your position and to abide by the rules, regulations, instructions, personnel practices and policies of the Company. Nothing herein alters the Company’s right to manage the business as it sees fit and to otherwise supervise you. Upon the Separation Date, provided that you have not been terminated for Cause as set forth below, you shall submit to the Company a letter of resignation from your role as Chief Financial Officer pursuant to Section 2 below. As of and following the Separation Date, your employment with the Company shall conclude and you shall have no authority and shall not represent yourself as an employee or agent of Company.

(a) Roles and Duties. During the Transition Period, your employment shall continue pursuant to the terms and conditions of the employment agreement dated April 9, 2021, between you and the Company (the “Employment Agreement”), as modified by this Agreement, and remain subject to the Company’s policies that currently apply to your employment with the Company. During the Transition Period, you agree to perform all duties and responsibilities as may be assigned to you by the Chief Executive Officer including, but not limited to: (a) continuing to meet with Company personnel regarding matters in which you have been involved during your employment; (b) assisting the Company in transitioning your job duties to other personnel; and (c) performing reasonable job duties as may be assigned to you.

(b) Compensation and Benefits during Transition Period. If you: (i) execute and deliver a copy of this Agreement to the Company; (ii) do not revoke your acceptance of this Agreement during the seven (7) calendar day revocation period as described in Paragraph 9 below; and (iii) fully comply with the terms and conditions set forth in this Agreement, during the Transition Period: (1) the Company will continue to pay your current annualized base salary of Four Hundred Forty Thousand Dollars ($400,000)(the “Base Salary”), paid monthly in accordance with the Company’s normal payroll practices and shall be subject to the usual required withholdings; and (2) you will continue to receive Company benefits and participate in Company benefit plans on the terms currently in effect.

(c) Termination of Employment during Transition Period. The Company agrees that it will not terminate your employment during the Transition Period except for Cause. For purposes of this Agreement, “Cause” shall mean: (i) any act by you of gross negligence, willful misconduct or material dishonesty in the course of your employment hereunder that materially and adversely affects the business or affairs of the Company or any of its affiliates; (ii) your misappropriation (or attempted misappropriation) of any assets of the Company or any of its affiliates; (iii) your commission or attempted commission of any act of fraud or embezzlement; (iv) violation of any law or regulation which adversely and materially affects your ability to discharge your duties or has a direct, substantial and adverse effect on the Company; (v) your breach of this Agreement, including any covenant or representation contained herein; (vi) any other misconduct by you that adversely affects the business or affairs of the Company or any of its affiliates. In the event that you are terminated for Cause, such date of termination shall be the effective Separation Date, and you will not be entitled to any Separation Benefits (as defined in Paragraph 3 below) and will receive no further compensation, other than the Accrued Obligations (as defined in Section 2 below). In the event that your employment is terminated for “Cause” pursuant to this paragraph during the Transition period, then this Agreement shall become null and void and neither party shall have any continuing obligations toward the other pursuant to this Agreement. In addition, in the event of your death prior to the Separation Date, your heirs, executors, personal representatives or administrators, or any person shall not be entitled to receive any Separation Benefits provided hereunder, unless such Separation Benefits have already been earned and vested and for which all conditions precedent, including without limitation the execution and non-revocation of the Supplemental Release, have been satisfied at the time of death.

2. Separation Date. Your employment with the Company will end on the Separation Date, as described above. On the Separation Date, the Company will provide you with your (i) final paycheck, which will include all salary and/or wages owed to you for work performed through the Separation Date, and (ii) any unreimbursed business expenses incurred through the Separation Date in accordance with Company policy, less all customary and required taxes and employment-related deductions (collectively, the “Accrued Obligations”). Other than as provided herein, any entitlement you may have under a Company-provided benefit plan or program shall terminate as of the Separation Date, except as required by law and/or in accordance with plan or program terms. As of the Separation Date: (a) your employment with the Company shall conclude; (b) you no longer shall be entitled to payment of base salary, bonus or other form of compensation by virtue of your employment, except as set forth in this Agreement and (c) you shall not represent yourself as an employee or agent of the Company. In addition, you acknowledge and agree that, on the Separation Date, you shall execute the resignation letter attached hereto as Exhibit A and will resign from your position as Chief Financial Officer, effective immediately. In the absence of any other written resignation proffered to the Board, this Agreement shall constitute such a written resignation.

3. Separation Benefits. If you: (a) execute and do not revoke this Agreement and provide services during the Transition Period consistent with Section 1 above; (b) execute and deliver the Supplemental Release attached hereto as Exhibit B to the Company following your Separation Date; (c) do not revoke your acceptance of the Supplemental Release during the seven (7) calendar day supplemental release revocation period as described in Paragraph 4 of the Supplemental Release (the “Supplemental Release Revocation Period”); and (d) fully comply with the terms and conditions set forth in this Agreement and Supplemental Release, the Company agrees to provide you with the following separation benefits (together, the “Separation Benefits”):

(a) Severance Payments. The Company shall continue payments in an amount equal to your current base salary for a six (6) month period, less all customary and required taxes and employment-related deductions, in accordance with the Company’s normal payroll practices (the “Severance Payments”). The Company will commence payment of the Severance Payments on the first payroll date following the Separation Date following the Supplemental Release Revocation Period and your return of Company property, provided that if the time period during which the Agreement is required to become enforceable and irrevocable crosses a tax year, then the payments will be delayed until such subsequent calendar year; provided further that if such payments are delayed until such subsequent year, the first such payment shall be a lump sum in an amount equal to the payments that would have come due since the Separation Date. The Company agrees that it shall continue the severance payments for a six (6) month period regardless of whether you begin employment with a different employer.

(b) Benefits Payments. Upon completion of appropriate forms and subject to applicable terms and conditions under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay the COBRA premium payments (the “COBRA Payment”), until the earlier to occur of: (A) six (6) months following your Separation Date, or (B) the date you become eligible for medical benefits with another employer. Notwithstanding the foregoing, if your COBRA Payment would cause the applicable group health plan to be discriminatory and, therefore, result in adverse tax consequences to you, the Company shall, in lieu of the COBRA Payment, provide you with an equivalent monthly cash payment, minus deduction of all amounts required to be deducted or withheld under applicable law, for any period of time you are eligible to receive the COBRA Payment. You shall bear full responsibility for applying for COBRA continuation coverage and the Company shall have no obligation to provide you such coverage if you fail to elect COBRA benefits in a timely fashion.

4. Acknowledgements and Affirmations by Both Parties. You acknowledge and agree that the Separation Benefits are not intended to and does not constitute a severance plan or confer a benefit on anyone other than the parties. You further acknowledge that except for the Separation Benefits and the Accrued Obligations, you are not now and shall not in the future be entitled to any other compensation from the Company including, without limitation, other wages, commissions, bonuses, incentive compensation, vacation pay, holiday pay, paid time off, stock, stock options, equity, or any other form of compensation or benefit. You further understand and agree that you would not receive the Separation Benefits except for your execution of this Agreement and the Supplemental Release, and the fulfillment of the promises contained therein. You further affirm as follows: (a) you have not filed, caused to be filed, or presently are a party to any claim against the Company; (b) you have paid and/or have received all compensation, wages, bonuses, commissions and/or benefits to which you may be entitled, except any payments for services performed during the Transition Period; (c) you have been granted any leave to which you were entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws; (d) that all of the Company’s decisions regarding your pay and benefits through the Effective Date of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law; (e) you have no known workplace injuries or occupational diseases; (f) you have not divulged any proprietary or confidential information of the Company and will continue to maintain the confidentiality of such information consistent with Company policies and your agreement(s) with the Company and/or common law; (g) you have not been retaliated against for reporting any allegations of wrongdoing by the Company or its officers, including any allegations of corporate fraud; (h) you are not a Medicare or Medicaid beneficiary as of the date of this Agreement and, therefore, no conditional payments have been made by Medicare or Medicaid.

The Company agrees to provide defense and indemnification to you for actions taken by you in the course and scope of your employment as an officer of the Company as provided by and in accordance with the terms of each of the Company’s’ by-laws, certificate of incorporation, directors and officers liability insurance coverage, indemnification agreement and applicable law.

5. No Contest of Unemployment. By virtue of your separation of employment, you shall be entitled to apply for unemployment benefits. The determination of your eligibility for such benefits (and the amount of benefits to which you may be entitled) shall be made by the appropriate state agency pursuant to applicable state law. Notwithstanding the foregoing, the Company agrees that it shall not contest any claim for unemployment benefits by you (please note that the Company shall not be required to falsify any information).

6. Covenants & Warranties. You expressly acknowledge and agree to the following:

(a) Return of Property and Records. Within seven (7) business days following the Separation Date, you shall: (i) return to the Company all tangible business information and copies thereof (regardless how such confidential information or copies are maintained), and (ii) deliver to the Company any property of the Company which may be in your possession, including, but not limited to, devices, smart phones, laptops, cell phones (the foregoing, “electronic devices”), products, materials, memoranda, notes, records, reports or other documents or photocopies of the same. You may retain copies of any exclusively personal data contained in or on the Company-owned electronic devices returned to the Company pursuant to the foregoing. The foregoing notwithstanding, you understand and agree that the Company property belongs exclusively to the Company, it should be used for Company business, and you have no reasonable expectation of privacy on any Company property or with respect to any information stored thereon.

(b) Cooperation. You shall use all reasonable efforts to cooperate fully with the Company to the extent reasonable in connection with any matter or event relating to your employment or events that occurred during your employment, including assisting with: (i) the transition of your responsibilities and duties to other personnel of the Company through March 1, 2022; (ii) the defense or prosecution of any claims or actions now in existence or which may be brought or threatened in the future against or on behalf of the Company which relate to events or occurrences that transpired while you were employed by the Company; (iii) the completion of the audit of the Company’s financial statements for 2021; and (iv) any investigation or review of any federal, state or local regulatory authority. Your cooperation in connection with such matters, actions and claims shall include being reasonably available to provide information to, and if requested to meet with, the Company or its counsel at a mutually convenient time during normal working hours to prepare for, attend and participate in any proceeding (including, without limitation, depositions, consultation, discovery or trial); to provide affidavits; to assist with any audit, inspection, proceeding or other inquiry; and to act as a witness in connection with any litigation or other legal proceeding affecting the Company which relates to events or occurrences that transpired while you were employed by the Company. You further agree that should you be contacted (directly or indirectly) by any person or entity (for example, by any party representing an individual or entity) adverse to the Company following the Separation Date, you shall notify the Company within three (3) business days. The Company agrees to provide you reasonable compensation for your time provided pursuant to this paragraph if the Company requests your cooperation after March 1, 2022. The Company also agrees to reimburse you for any out-of-pocket expenses approved in advance by the Company and incurred in connection with providing such cooperation under this Section. All requests for cooperation by the Company pursuant to this paragraph must be reasonable and must not unreasonably disrupt any employment position that you hold in the future. The Company also agrees to provide reasonable advance notice when requesting your cooperation pursuant to this paragraph. Notwithstanding the foregoing, you shall have no obligation to sign any filings made with the Securities and Exchange Commission following the Separation Date, nor shall you have any obligation to sign any documents on behalf of the Company.

(c) Non-Disparagement.

(1)	Your Obligations. You shall not make any oral or written communication to any person or entity that has the effect of professionally or personally disparaging, damaging the reputation of, or otherwise working in any way to the detriment or adverse to the interests of, the Company or any of its respective directors, officers, shareholders, employees, or agents (in each case known to you), and that you shall not engage in any conduct that is intended to harm professionally or personally the reputation of the Company; provided that nothing in this Section shall restrict you from making any disclosures mandated by state or federal law or from participating in an investigation with a state or federal agency if requested by the agency to do so.

(2)	The Company’s Obligations. The Company agrees that you are resigning your employment. The Company agrees to instruct members of its Board of Directors and Executive Team that you are resigning your employment, and that they shall not make any oral or written communication to any person or entity that has the effect of professionally or personally disparaging, damaging the reputation of, or otherwise working in any way to the detriment or adverse to your interests or engage in any conduct that is intended to harm you professionally or personally; provided that nothing in this Section shall restrict the Company from making any disclosures mandated by state or federal law or from participating in an investigation with a state or federal agency if requested by the agency to do so. During the Transition Period, the Company agrees to provide you with an advance copy of any internal or external statement that refers to you or your separation from the Company.

(d) No Further Actions. As of the Effective Date, you have not: (i) filed any action, complaint, charge, grievance or arbitration against the Company; (ii) contacted any local, state or federal governmental agency regarding the Company; (iii) encouraged any individual to file any action, complaint, charge, grievance or arbitration against the Company; (iv) received information from any individual that such individual intends to file or threaten to file an action, complaint, charge, grievance or arbitration against the Company; or (v) provided any information to any individual to aid such individual in filing or threatening to file an action, complaint, charge, grievance or arbitration against the Company. You understand that by signing this Agreement, you waive your right to any monetary recovery in connection with a local, state or federal governmental agency proceeding and you waive your right to file a claim seeking monetary damages in any court, except as provided herein.

(e) Material Breach. A breach of any of the above sub-Sections shall constitute a material breach of this Agreement and, in addition to any other legal or equitable remedy available to the Company, shall permit and entitle the Company to cease any additional payment or provision of the Separation Benefits. In addition to any other penalties or restrictions that may apply under any this or any other applicable agreement, applicable law or otherwise, in the event of a breach of any of the above sub-Sections, you acknowledge and agree that: (a) you shall forfeit any vested unexercised options and/or any shares held by you that were received in respect of your stock options or restricted stock unit awards effective as of the date of such breach; and (b) this provision constitutes an amendment of each of those award agreements.

(f) No Wrongdoing. You represent and understand that neither the benefits set forth in this Agreement nor the Company’s entering into this Agreement shall constitute an admission by the Company of wrongdoing, and further, that as of the Separation Date, you have not reported any practice of the Company that you believe to be in violation of any law, and further that if you were aware of a legitimate claim against the Company you informed the Company of same or the Company was aware of same. Additionally, as of the Separation Date, to the best of your knowledge and based on the information that was provided to you, you reaffirm the accuracy of the certifications that you signed during the course of your employment pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002.

7. Your Release of Claims.

(a) Release. You hereby agree and acknowledge that by signing this Agreement and accepting the consideration described herein, and for other good and valuable consideration provided for in this Agreement, you are waiving and releasing your right to assert any form of legal claim against the Company1/ whatsoever for any alleged action, inaction or circumstance existing or arising from the beginning of time through the Separation Date. Your waiver and release herein is intended to bar any form of legal claim, charge, complaint or any other form of action (jointly referred to as “Claims”) against the Company seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys’ fees and any other costs) against the Company, for any alleged action, inaction or circumstance existing or arising through the Separation Date. Without limiting the generality of the foregoing, you specifically waive and release the Company from any waivable claim arising from or related to your employment relationship with the Company and the separation therefrom through the Separation Date including, without limitation:

i.	Claims under any Massachusetts, Delaware, New Jersey or other state or federal statute, regulation or executive order (as amended) relating to employment, discrimination, harassment, retaliation, fair employment practices, wages, hours, or other terms and conditions of employment, including but not limited to the Title VII of the Civil Rights Act of 1964 and the Civil Rights Act of 1991, the Americans With Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Equal Pay Act, the Employee Retirement Income Security Act of 1974, Section 1981 of U.S.C. Title 42, the Worker Adjustment and Retraining Notification Act, the National Labor Relations Act, the Immigration Reform and Control Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, Age Discrimination in Employment Act and Older Workers Benefit Protection Act, the Civil Rights Acts of 1866 and 1871, the Genetic Information Non-Discrimination Act, the Lilly Ledbetter Fair Pay Act, COBRA, the Massachusetts Fair Employment Practices Statute, the Massachusetts Equal Rights Act, the Massachusetts Civil Rights Act, the Massachusetts Privacy Statute, the Massachusetts Sexual Harassment Statute, the Massachusetts Wage Act, the Massachusetts Minimum Fair Wages Act, the Massachusetts Equal Pay Act, New Jersey Law Against Discrimination; New Jersey Equal Pay Act, New Jersey Civil Rights Act, New Jersey Genetic Privacy Act, New Jersey Fair Credit Reporting Act, New Jersey Opportunity to Compete Act, New Jersey Security and Financial Empowerment Act, New Jersey Conscientious Employee Protection Act, New Jersey Family Leave Act, New Jersey Wage Payment and Work Hour Laws, New Jersey Earned Sick Leave Law, Millville Dallas Automotive Plant Job Loss Notification Act, New Jersey Wage Discrimination Law, Delaware Discrimination in Employment Act and any similar Massachusetts, Delaware, New Jersey or other state, local, or federal statute, ordinance, regulation or executive order (as amended) relating to or other terms and conditions of employment; however, the identification of specific statutes is for purposes of example only, and the omission of any specific statute, ordinance, or law shall not limit the scope of this general release in any manner. Please

1/	For purposes of this Section, the “Company” means XL Fleet Corp. and its divisions, affiliates, parents, subsidiaries and related entities, and its and their owners, shareholders, partners, directors, officers, employees, trustees, agents, successors and assigns.

note that this Section specifically includes a waiver and release of Claims regarding payments or amounts covered by the Massachusetts Wage Act or the Massachusetts Minimum Fair Wages Act, including hourly wages, salary, overtime, minimum wages, commissions, vacation pay, holiday pay, sick leave pay, dismissal pay, bonus pay, or severance pay.

ii.	Any and all claims for compensation, including but not limited to salary, wages, overtime, bonuses, commissions, incentive compensation, vacation, holiday pay, sick leave pay, and severance that may be legally waived and released.

iii.	Claims under any Massachusetts, Delaware, New Jersey or other state or federal common law theory including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence or any claim to attorneys’ fees under any applicable statute or common law theory of recovery.

iv.	Claims under any Massachusetts, Delaware, New Jersey or other state or federal statute, regulation or executive order (as amended) relating to violation of whistleblower protections, public policy or any other form of retaliation or wrongful termination under Massachusetts, Delaware, New Jersey or other state or federal statute, including the Sarbanes-Oxley Act of 2002.

v.	Any other Claim arising under other Massachusetts, Delaware, New Jersey or other state or federal law.

(b) Release Limitations; Participation in Agency Proceedings. Notwithstanding the foregoing, this Section does not:

i.	Release the Company from any obligation expressly set forth in this Agreement.

ii.	Waive or release any legal claims, which you may not waive or release by law, including claims under any workers compensation or unemployment insurance laws.

iii.	Prohibit you from challenging the validity of this release under federal law.

iv.	Prohibit you from filing a charge or complaint of employment-related discrimination with the Equal Employment Opportunity Commission (“EEOC”) or similar state agency, or from participating in any investigation or proceeding conducted by the EEOC or similar state agency, or from responding to a request for information or documents (or providing information or documents) to the EEOC or similar state agency.

Your waiver and release, however, are intended to be a complete bar to any recovery or personal benefit by or to you with respect to any claim (except those which cannot be released under law), including those raised through a charge with the EEOC. Accordingly, nothing in this Section shall be deemed to limit the Company’s right to seek immediate dismissal of such charge or complaint on the basis that your signing of this Agreement constitutes a full release of any individual rights under the federal discrimination laws, or to seek restitution to the extent permitted by law of the economic benefits provided to you under this Agreement in the event you successfully challenge the validity of this release and prevail in any claim under the federal discrimination laws.

(c) Consideration Acknowledgement. You acknowledge and agree that, but for providing this waiver and release, you would not be receiving the consideration provided to you under the terms of this Agreement.

8. Covenant Not to Sue. Subject to Section 7 above, you covenant and agree that you will not now or at any time in the future commence, maintain, prosecute, or participate in as a party, or permit to be filed by any other person on your behalf or as a member of any alleged class of persons, any action, suit, proceeding, claim, or complaint of any kind against the Company with respect to any matter which arises from or relates to your employment with the Company or the termination thereof or which is encompassed in the release set forth above. Nothing in this Agreement prevents you from: (i) filing a claim to enforce the terms of this Agreement; (ii) asserting a claim arising after the Effective Date of this Agreement; or (iii) filing a charge with the EEOC or participating in any EEOC investigation or proceeding. You promise, however, never to seek or accept any damages, remedies or other relief for you personally with respect to any claim released by this Agreement. You acknowledge that this Agreement does not limit your ability to communicate with any governmental agencies or otherwise participate in any investigation or proceeding that may be conducted by any government agencies, including providing documents or other information, without notice to the Company.

9. ADEA/OWBPA Review and Revocation Period. You and the Company acknowledge that you are over the age of 40 and that you, therefore, have specific rights under the Age Discrimination in Employment Act (“ADEA”) and the Older Workers Benefit Protection Act (the “OWBPA”), which prohibit discrimination on the basis of age. It is the Company’s desire and intent to make certain that you fully understand the provisions and effects of this Agreement, which includes a release of claims under the ADEA and OWBPA. To that end, you have been encouraged and given the opportunity to consult with legal counsel for the purpose of reviewing the terms of this Agreement. Consistent with the provisions of the ADEA and OWBPA, the Company is providing you with twenty- one (21) days in which to consider and accept the terms of this Agreement by signing below and returning it to James Berklas, Chief Legal Officer, XL Fleet Corp., jberklas@XLFleet.com. You may rescind your assent to this Agreement if, within seven (7) days after you sign this Agreement, you deliver by hand, electronic mail or certified mail (certified, return receipt and postmarked within such 7-day period) a notice of rescission to James Berklas, Chief Legal Officer, XL Fleet Corp., jberklas@XLFleet.com. You agree that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original twenty-one (21) day consideration period.

10. Taxes. The Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement including, but not limited to, consequences related to Section 409A of the Internal Revenue Code of 1986, as amended.

11. Entire Agreement; Modification; Waiver; Choice of Law; Enforceability. You acknowledge and agree that this Agreement, as well as the Plan, Option Agreements, and Employee Covenants Agreement, constitutes the entire agreement between you and the Company, and supersedes any and all prior oral contemporaneous oral and/or written agreements between you and the Company. No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by the parties hereto. The failure of the Company to seek enforcement of any provision of this Agreement in any instance or for any period of time shall not be construed as a waiver of such provision or of the Company’s right to seek enforcement of such provision in the future. This Agreement shall be deemed to have been made in Massachusetts, shall take effect as an instrument under seal within Massachusetts, and shall be governed by and construed in accordance with the laws of Massachusetts, without giving effect to conflict of law principles. You agree that any action, demand, claim or counterclaim relating to the terms and provisions of this Agreement, or to its breach, shall be commenced in Massachusetts in a court of competent jurisdiction, and you further acknowledge that venue for such actions shall lie exclusively in Massachusetts and that material witnesses and documents would be located in Massachusetts. Both parties hereby waive and renounce in advance any right to a trial by jury in connection with such legal action. The provisions of this Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining provisions shall be enforced in full.

12. Competency; Knowing and Voluntary Agreement. By executing this Agreement, you are acknowledging that: (a) you are competent to execute this Agreement; (b) you have been afforded sufficient time to understand the terms and effects of this Agreement; (c) your agreements and obligations hereunder are made voluntarily, knowingly and without duress; (d) that neither the Company nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement; (e) that at the time of considering or executing this Agreement, you were not affected or impaired by illness, use of alcohol, drugs or other substances or otherwise impaired; and (f) you certify that you are not a party to any bankruptcy, lien, creditor- debtor or other proceedings which would impair your right or ability to waive all claims you may have against the Company.

[SIGNATURE PAGE FOLLOWS]

This Agreement may be signed on one or more copies, each of which when signed shall be deemed to be an original, and all of which together shall constitute one and the same Agreement. If the foregoing correctly sets forth our understanding, please sign, date and return the enclosed copy of this Agreement to James Berklas, Chief Legal Officer, XL Fleet Corp., jberklas@XLFleet.com. Please return this Agreement no later than twenty-one (21) calendar days following the date of this Agreement. If the Company does not receive your acceptance within the twenty-one (21) day timeframe, the Agreement shall terminate and be of no further force or effect.

Sincerely,

XL FLEET CORP.

By:	/s/ Jim Berklas

Its:	Chief Legal Officer

Date:	Jim Berklas

Acknowledged and Agreed:

/s/ Cielo Hernandez
Cielo Hernandez

Date:	11/28/2022

EXHIBIT A

RESIGNATION LETTER

January 31, 2022

XL Fleet Corp.

145 Newton Street

Boston, MA 02135

To Whom It May Concern:

This is to inform you that effective January 31, 2022, I hereby resign (i) my position as Chief Financial Officer of XL Fleet Corp. (the “Company”) and (ii) any director, officer or other positions I hold with the Company, with XL Hybrids, Inc., or with any subsidiary or affiliate of the Company.

Very truly yours,

/s/ Cielo Hernandez
Cielo Hernandez

EXHIBIT B

SUPPLEMENTAL RELEASE

XL Fleet Corp., a Delaware corporation with its principal place of business located at 145 Newton Street, Boston, Massachusetts 02135 (the “Company”) and Cielo Hernandez, residing at 9 Gladwynne Terrace, Moorestown, NJ 09057 (“You”).

1. In consideration for executing and delivering this Supplemental Release to the Company following the Separation Date (as defined in Paragraph 1 of the Transition and Separation Agreement dated January 26, 2022 (the “Agreement”)) and not revoking your acceptance of this Supplemental Release during the seven (7) calendar day supplemental revocation period as described below (the “Supplemental Release Revocation Period”), the Company agrees to provide you with the consideration as set forth in Paragraph 3 of the Agreement. You understand and agree that you would not be entitled to the consideration described above except for your execution of this Supplemental Release following the expiration of her Transition Period described in Section 1 of the Agreement and the fulfillment of the promises contained in the Agreement, as well as in this Supplemental Release.

2. Supplemental Release of Claims.

(a) Release. You hereby agree and acknowledge that by signing this Agreement and accepting the consideration described herein, and for other good and valuable consideration provided for in this Agreement, you are waiving and releasing your right to assert any form of legal claim against the Company2/ whatsoever for any alleged action, inaction or circumstance existing or arising from the beginning of time through the Separation Date. Your waiver and release herein is intended to bar any form of legal claim, charge, complaint or any other form of action (jointly referred to as “Claims”) against the Company seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys’ fees and any other costs) against the Company, for any alleged action, inaction or circumstance existing or arising through the Separation Date. Without limiting the generality of the foregoing, you specifically waive and release the Company from any waivable claim arising from or related to your employment relationship with the Company and the separation therefrom through the Separation Date including, without limitation:

i.	Claims under any Massachusetts, Delaware, New Jersey or other state or federal statute, regulation or executive order (as amended) relating to employment, discrimination, harassment, retaliation, fair employment practices, wages, hours, or other terms and conditions of employment, including but not limited to the Title VII of the Civil Rights Act of 1964 and the Civil Rights Act of 1991, the Americans With Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Equal Pay Act, the Employee Retirement Income Security Act of 1974, Section 1981 of U.S.C. Title 42, the Worker Adjustment and Retraining Notification Act, the National Labor Relations Act, the Immigration Reform and Control Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, Age Discrimination in Employment Act and Older Workers Benefit Protection Act, the Civil Rights Acts of 1866 and 1871, the

2/	For purposes of this Section, the “Company” means XL Fleet Corp. and its divisions, affiliates, parents, subsidiaries and related entities, and its and their owners, shareholders, partners, directors, officers, employees, trustees, agents, successors and assigns.

Genetic Information Non-Discrimination Act, the Lilly Ledbetter Fair Pay Act, COBRA, the Massachusetts Fair Employment Practices Statute, the Massachusetts Equal Rights Act, the Massachusetts Civil Rights Act, the Massachusetts Privacy Statute, the Massachusetts Sexual Harassment Statute, the Massachusetts Wage Act, the Massachusetts Minimum Fair Wages Act, the Massachusetts Equal Pay Act, New Jersey Law Against Discrimination; New Jersey Equal Pay Act, New Jersey Civil Rights Act, New Jersey Genetic Privacy Act, New Jersey Fair Credit Reporting Act, New Jersey Opportunity to Compete Act, New Jersey Security and Financial Empowerment Act, New Jersey Conscientious Employee Protection Act, New Jersey Family Leave Act, New Jersey Wage Payment and Work Hour Laws, New Jersey Earned Sick Leave Law, Millville Dallas Automotive Plant Job Loss Notification Act, New Jersey Wage Discrimination Law, Delaware Discrimination in Employment Act and any similar Massachusetts, Delaware, New Jersey or other state, local, or federal statute, ordinance, regulation or executive order (as amended) relating to or other terms and conditions of employment; however, the identification of specific statutes is for purposes of example only, and the omission of any specific statute, ordinance, or law shall not limit the scope of this general release in any manner. Please note that this Section specifically includes a waiver and release of Claims regarding payments or amounts covered by the Massachusetts Wage Act or the Massachusetts Minimum Fair Wages Act, including hourly wages, salary, overtime, minimum wages, commissions, vacation pay, holiday pay, sick leave pay, dismissal pay, bonus pay, or severance pay.

ii.	Any and all claims for compensation, including but not limited to salary, wages, overtime, bonuses, commissions, incentive compensation, vacation, holiday pay, sick leave pay, and severance that may be legally waived and released.

iii.	Claims under any Massachusetts, Delaware, New Jersey or other state or federal common law theory including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence or any claim to attorneys’ fees under any applicable statute or common law theory of recovery.

iv.	Claims under any Massachusetts, Delaware, New Jersey or other state or federal statute, regulation or executive order (as amended) relating to violation of public policy or any other form of retaliation or wrongful termination under Massachusetts, Delaware, New Jersey or other state or federal statute.

v.	Any other Claim arising under other Massachusetts, Delaware, New Jersey or other state or federal law.

(b)   Release Limitations; Participation in Agency Proceedings. Notwithstanding the foregoing, this Section does not:

i.	Release the Company from any obligation expressly set forth in this Agreement.

ii.	Waive or release any legal claims, which you may not waive or release by law, including claims under any workers compensation or unemployment insurance laws.

iii.	Prohibit you from challenging the validity of this release under federal law.

iv.	Prohibit you from filing a charge or complaint of employment-related discrimination with the Equal Employment Opportunity Commission (“EEOC”) or similar state agency, or from participating in any investigation or proceeding conducted by the EEOC or similar state agency, or from responding to a request for information or documents (or providing information or documents) to the EEOC or similar state agency.

Your waiver and release, however, are intended to be a complete bar to any recovery or personal benefit by or to you with respect to any claim (except those which cannot be released under law), including those raised through a charge with the EEOC. Accordingly, nothing in this Section shall be deemed to limit the Company’s right to seek immediate dismissal of such charge or complaint on the basis that your signing of this Agreement constitutes a full release of any individual rights under the federal discrimination laws, or to seek restitution to the extent permitted by law of the economic benefits provided to you under this Agreement in the event you successfully challenge the validity of this release and prevail in any claim under the federal discrimination laws.

(c) Consideration Acknowledgement. You acknowledge and agree that, but for providing this waiver and release, you would not be receiving the consideration provided to you under the terms of this Agreement.

3. Covenant Not to Sue. Subject to Section 8 above, you covenant and agree that you will not now or at any time in the future commence, maintain, prosecute, or participate in as a party, or permit to be filed by any other person on your behalf or as a member of any alleged class of persons, any action, suit, proceeding, claim, or complaint of any kind against the Company with respect to any matter which arises from or relates to your employment with the Company or the termination thereof or which is encompassed in the release set forth above. Nothing in this Agreement prevents you from: (i) filing a claim to enforce the terms of this Agreement; (ii) asserting a claim arising after the Effective Date of this Agreement; or (iii) filing a charge with the EEOC or participating in any EEOC investigation or proceeding. You promise, however, never to seek or accept any damages, remedies or other relief for you personally with respect to any claim released by this Agreement. You acknowledge that this Agreement does not limit your ability to communicate with any governmental agencies or otherwise participate in any investigation or proceeding that may be conducted by any government agencies, including providing documents or other information, without notice to the Company.

4. ADEA/OWBPA Review and Revocation Period. You and the Company acknowledge that you are over the age of 40 and that you, therefore, have specific rights under the Age Discrimination in Employment Act (“ADEA”) and the Older Workers Benefit Protection Act (the “OWBPA”), which prohibit discrimination on the basis of age. It is the Company’s desire and intent to make certain that you fully understand the provisions and effects of this Agreement, which includes a release of claims under the ADEA and OWBPA. To that end, you have been encouraged and given the opportunity to consult with legal counsel for the purpose of reviewing the terms of this Agreement. Consistent with the provisions of the ADEA and OWBPA, the Company is providing you with twenty- one (21) days following your Separation Date in which to consider and accept the terms of this Agreement by signing below and returning it to James Berklas, Chief Legal Officer, XL Fleet Corp., jberklas@XLFleet.com. You may rescind your assent to this Agreement if, within seven (7) days after you sign this Agreement, you deliver by hand, electronic mail or certified mail (certified, return receipt and postmarked within such 7-day period) a notice of rescission to James Berklas, Chief Legal Officer, XL Fleet Corp., jberklas@XLFleet.com. You agree that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original twenty-one (21) day consideration period.

5. Acknowledgements and Affirmations. You acknowledge and affirm as follows: (a) you have not filed, caused to be filed, or presently is a party to any claim against Employer; (b) you have paid and/or has received all compensation, wages, bonuses, commissions and/or benefits to which you may be entitled, except any payments for services performed during the Transition Period; (c) you have been granted any leave to which you were entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws; (d) that all of the Company’s decisions regarding your pay and benefits through the Effective Date of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law; (e) you have no known workplace injuries or occupational diseases; (f) you have not divulged any proprietary or confidential information of the Company and will continue to maintain the confidentiality of such information consistent with Company policies and your agreement(s) with the Company and/or common law; (g) you have not been retaliated against for reporting any allegations of wrongdoing by the Company or its officers, including any allegations of corporate fraud; (h) you are not a Medicare or Medicaid beneficiary as of the date of this Agreement and, therefore, no conditional payments have been made by Medicare or Medicaid.

6. Competency; Knowing and Voluntary Agreement. By executing this Supplemental Release, you are acknowledging that: (a) you are competent to execute this Supplemental Release; (b) you have been afforded sufficient time to understand the terms and effects of this Supplemental Release; (c) your agreements and obligations hereunder are made voluntarily, knowingly and without duress; (d) that neither the Company nor its agents or representatives have made any representations inconsistent with the provisions of the Agreement or this Supplemental Release; (e) that at the time of considering or executing this Supplemental Release, you were not affected or impaired by illness, use of alcohol, drugs or other substances or otherwise impaired; and (f) you certify that you are not a party to any bankruptcy, lien, creditor-debtor or other proceedings which would impair your right or ability to waive all claims you may have against the Company.

Acknowledged and Agreed:

/s/ Cielo Hernandez
Cielo Hernandez

January 28,2022
Date:	02.01.22